UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT)
Why am I receiving this letter?
A predatory hedge fund managed by Saba Capital Management, L.P. (“Saba”) is attempting to take control of your Fund and replace the Fund’s independent, qualified and experienced Board members with Saba’s inexperienced and unqualified nominees that are indebted to Saba. If elected, Saba’s nominees may take actions that are harmful to the Fund and its shareholders so that Saba may earn a profit at your expense.
How does the Board recommend that I vote?
✓ The Board, including the independent Board Members, unanimously recommends a vote “FOR” the Board’s Nominees, who have created value for all shareholders, including share repurchases, using the WHITE proxy card.
✓ If you have already sent back the gold proxy card you received from Saba, you can still change your vote by promptly completing, signing, dating and returning the WHITE proxy card.
✓ Please do NOT send back any gold proxy card you may receive from Saba, as this will cancel your prior vote for the
Board’s Nominees on the WHITE proxy card. Only your latest dated proxy will count at the meeting.
Over 125 years of combined experience in investment management and business leadership
Cynthia L. Egan
30+ years of experience in financial services including President at T. Rowe Price Group; executive operating positions at Fidelity Investments; and service with the U.S. Department of Treasury, the Board of Governors of the Federal Reserve and the Federal Reserve Bank of New York. Deep experience with investment companies, the retirement industry, insurance, fund governance and compliance. A decade of governance experience as a public company director and funds trustee.
Lorenzo A. Flores
30+ years of experience in finance and technology, including service as a Chief Financial Officer for Xilinx, Inc., an advanced semiconductor and software technology company and as Vice Chairman of
Kioxia, Inc., a Japan headquartered semiconductor company. Qualified as an “Audit Committee Financial Expert.” Deep experience with finance, global business, advanced technologies and manufacturing.
Stayce D. Harris
37+ years of experience in leadership, governance, and organizational risk management across diverse sectors – aerospace transportation, cybersecurity, engineering, logistics, strategic planning, human capital management and development, and internationally engaging with foreign militaries and governments, including service as a three-star Lieutenant General and Inspector General for the United States Air Force. Service on board of directors and Audit and Safety Committees for The Boeing Company. Deep experience with oversight, counterintelligence, and compliance.
Catherine A. Lynch, CFA
30+ years of experience in investment management, including service as Chief Executive Officer and
Chief Investment Officer of the National Railroad Retirement Investment Trust. Qualified as an “Audit Committee Financial Expert.” Funds trustee, public company director and fiduciary for endowments and pension funds. Deep experience with portfolio investment, financial analysis, pensions, endowments, mortgage-related assets, finance, and accounting.

    ECAT_LTR3

All investments involve risk, including the possible loss of the principal amount invested.
Important information about the Fund
This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.
Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.
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June 2023 | BlackRock ESG Capital Allocation Term Trust (ECAT) Not FDIC Insured • May Lose Value • No BankGuarantee